UNION CARBIDE CORPORATION
                39 Old Ridgebury Road  Danbury, CT  06817-0001

D.B.  Jones          Phone:  (203)  794-3443



                             BUSINESS CONFIDENTIAL


                                                                 July 31, 1997


Mr.  Jerry  Richter
Penn  Octane  Corporation
900  Veterans  Boulevard,  Suite  240
Redwood  City,  CA  94063

Re:          Purchase  Agreement  0515-007182

Dear  Jerry,

Confirming our conversation today, it is agreed that for deliveries by tank trucks, the price of propylene will be the US Gulf Coast Polymer Grade marker price, as reported by CMAI, less 2.0 cents per pound. The discount will be
2.5 cents per pound once shipments are made by rail cars, or as of September 15, 1997 which ever comes first.

Please sign both originals of this letter and return one signed original to me for our files.

                                   Very  truly  yours,


                                   D.B.  Jones

Agreed  to  by:

/s/ Jerry  Richter
--------------------------------------  --------------------------------------
PENN  OCTANE  COMPANY                                        DATE

DBJ/lr

                           UNION CARBIDE CORPORATION

                              PURCHASE AGREEMENT


Sellers  Agreement  No.  UCC.#1          Union  Carbide  Corporation
                           Agreement No. 0515-007182

AGREEMENT made this 1st day of July, 1997 between UNION CARBIDE CORPORATION, a New York corporation (hereinafter called "UCC") and Penn Octane Corporation (hereinafter called "SELLER") 900 Veterans Boulevard, Suite 240, Redwood City, California 94063 a Corporation.

SELLER shall sell and deliver to UCC and UCC shall purchase from SELLER the PRODUCT described below, upon the terms contained in the BOXES below, in the GENERAL PROVISIONS hereinafter set forth, and in each RIDER, if and, listed below, all attached hereto and made a part hereof.

Fill in required information in appropriate BOXES. If insufficient space, attach a RIDER containing the appropriate information, mark it with identifying Number and Title and insert in the applicable BOX. "See Rider No. (insert identifying number)."

A.  PRODUCT                  Propylene

B.  SPECIFICATIONS           See Rider No. 1

C.  PLACE OF DELIVERY        UCC's Plant at Texas City, Texas

D.  MEANS OF TRANSPORTATION  Rail Cars and Tank Trucks

E.  CONTAINERS               Tank Trucks and Rail Cars
                             SELLER is responsible for furnishing tank trucks
                             and rail cars that meet DOT requirements.

F.  DELIVERY PERIOD          August 1, 1997 through July 31, 1998 and
                             continuing thereafter unless terminated by either
                             party giving written notice not less than ninety
                             (90) days prior to the effective date of
                             termination.

G.  RATE OF DELIVERY         Nine (9) million pounds per month or as mutually
                             agreed by both parties.

H.  QUANTITY                 One hundred eight (108) Million Pounds

I.  PRICE                    The monthly price for Product will be the final
                             US Gulf Coast Polymer Grade contract marker
                             price for such month as reported in the CMAI
                             Monomers Market Report less 2.5 cents per
                             pound.

                             For reference, the final US Gulf Coast Polymer
                             Grade market price for product in June 1997 was
                             21.25 cents per pound and the monthly price would have been 18.75 cents per pound.

J.  INVOICES AND TERMS OF
    PAYMENT                  INVOICE PAYMENT TERMS:
                             NET TEN (10) DAYS from receipt of invoice and supporting documentation.

                             Payment will be by wire transfer:
                             PENN OCTANE CORPORATION
                             c/o Bay Area Bank
                             Account No. 04479601
                             ABA No. 121137661

                             SEND INVOICES TO:

                             UNION CARBIDE CORPORATION
                             Attn:  Dawna Kessler
                             Building 2000, Room 1414
                             P.O. Box 8361
                             South Charleston, WV 25303

                             Please refer to UCC's Agreement Number 0515--
                             007182 on all invoices and supporting
                             documentation.

K.  QUANTITY AND QUALITY
    DETERMINATION            UCC's truck or rail scale tickets for Tank Trucks
                             or Rail Cars.

L.  FREIGHT CHARGES          Account of SELLER

M.  COMMUNICATIONS ADDRESS   UNION CARBIDE CORPORATION
                             39 Old Ridgebury Road
                             Danbury, CT 06817-0001
                             ATTN: D.B. Jones - Olefins Supply and Product Manager

                             SELLER'S Address:

                             PENN OCTANE CORPORATION
                             900 Veterans Boulevard, Suite 240
                             Redwood City, CA 94063
                             Attn: J. Richter



PENN  OCTANE  CORPORATION                            UNION CARBIDE CORPORATION
(Name  of  SELLER)


By: /s/ J. Richter                   By: /s/ D.B.  Jones
   ----------------------------------   --------------------------------------
                                        D.B.  Jones

TITLE: President                     TITLE: Olefins Supply and Product Manager
                                     PLACE OF SIGNING:  Danbury, CT

LIST  OF  RIDERS

RIDER  NO.          TITLE  OF  RIDER
1                   Refinery  Grade  Propylene  Specifications

GENERAL  PROVISIONS                                  UNION CARBIDE CORPORATION
                                                     AGREEMENT NO. 0515-007182

SECTION  1.          PRICE
     Except as set forth in this Agreement or as otherwise agreed upon in writing by the parties hereto, all prices specified in this Agreement are firm and are not subject to adjustment except as set forth in Rider No. 3 and no charge shall made by SELLER to UCC for any CONTAINERS or other packaging materials or services furnished by SELLER in connection with PRODUCT.

SECTION  2.          INVOICES  AND  PAYMENT  TERMS
     Unless  otherwise  specified  in  the BOX entitled "INVOICES AND TERMS OF
PAYMENT", an invoice shall be rendered by SELLER to UCC at the address specified for such purposes in said BOX within a reasonable time after each delivery made hereunder and setting forth the quantity of PRODUCT included in such delivery and the amount due hereunder for such quantity, and payment shall be made by UCC to SELLER at the address specified for such purposes in said invoice for the correct amount of such invoice so rendered.

SECTION  3.          TAXES
     Except as provided in Section 4 with respect to Sales and Use Taxes, and except as otherwise agreed in writing by UCC and SELLER, SELLER shall be liable for all taxes, excises, and other governmental charges which are enacted prior to the date of this Agreement and required to be paid or collected by SELLER under any federal, state or other law, applicable to the production, processing,l severance, transportation, storage or delivery of any or all PRODUCT hereunder, or to income, profits, or receipts received by SELLER for such PRODUCT.

SECTION  4.          RELEASES
     UCC shall issue written releases to SELLER covering all deliveries to be made by SELLER hereunder,r in no event shall SELLER make any delivery hereunder until after its receipt of the authorized release issued by UCC covering such delivery. UCC shall notify SELLER in writing of the person or persons authorized to issue such releases. Each such release shall set forth the following: A statement identifying such release to this Agreement, the number by which such release shall be identified; a description for PRODUCT to be shipped, the quantity of PRODUCT to be delivered; the means of transportation and name of carrier, a description of container; the date of delivery, the place of delivery, the Sales and/or Use Tax Status of the quantity of PRODUCT to be delivered; and invoicing instructions. In case of a conflict between any of the terms of any such release and any of the terms set forth in the BOXES, GENERAL PROVISION or RIDERS, the former terms shall control. There shall be no limitation on the number of releases issued hereunder.

SECTION  5.          DELIVERIES
     Where the PLACE OF DELIVERY of PRODUCT is the place of shipment, SELLER shall, at its own expense, provide, maintain and operate suitable facilities for making deliveries of such PRODUCT, and when the PLACE OF DELIVERY of PRODUCT is the place of destination, UCC shall, at its own expense, provide, maintain and operate suitable facilities for receiving deliveries of such
PRODUCT; provided, however, that, except as hereinafter provided in this SECTION, all loading and unloading equipment customarily furnished with the CONTAINERS shall be provided, maintained and operated by the party hereto responsible for furnishing such CONTAINERS. Unless otherwise agreed upon in writing by the parties hereto, SELLER shall perform all loading functions, at its own expense, and UCC shall perform all unloading functions,l at its own expense. Deliveries shall be made at the applicable RATE OF DELIVERY and at the applicable PLACE OF DELIVERY; provided, however, that the particular time and quantity of each delivery shall be specified UCC to SELLER reasonably in advance of such delivery, together with all necessary shipping instructions for such delivery which are not set forth in the BOXES.

SECTION  6.          TRANSPORTATION,  CONTAINERS
     When the PLACE OF DELIVERY of PRODUCT is the place of shipment, UCC shall either transport such PRODUCT from such place or cause a carrier or carriers to transport such PRODUCT from such place; and if such transportation is by means of ship or barge, such ship or barge shall also be furnished by UCC or such carrier or carriers shall either be named by UCC in the BOX entitled "MEANS OF TRANSPORTATION" or by UCC at a later date. When the PLACE OF DELIVERY of PRODUCT is the place of destination SELLER shall either transport such PRODUCT to destination or cause a carrier or carriers to transport such PRODUCT to such destination; and if such transportation is by means of ship or barge, such ship or barge shall also be furnished by SELLER or such carrier or carriers. Such carrier or carriers shall either be named by SELLER in the BOX entitled "MEANS OF TRANSPORTATION" or by SELLER at a later date. When hopper cars, tank cars or other rail cars are furnished by SELLER as CONTAINERS for making any shipment hereunder and such hopper cars, tank cars or other rail cars are not supplied by a common carrier, then such hopper cars, tank cars or other rail cars shall be trip leased by SELLER to UCC. Upon mutually agreed terms and conditions.

SECTION  7.          TITLE  AND  RISK  OF  LOSS
     Title to, and risk of loss of, PRODUCT delivered hereunder shall pass at the following applicable points:
     (a) when the PLACE OF DELIVERY is the place of shipment and such PRODUCT leaves the place of shipment by ship or barge or truck, at the point such PRODUCT enters such barge, ship or truck at the point such PRODUCT enters such barge, s hip or truck, or if prior to entering such ship or barge or truck such PRODUCT enters the loading equipment furnished by and attached or affixed to such ship or barge or truck, then at the point such PRODUCT enters such loading equipment;
     (b) when the PLACE OF DELIVERY is the place of shipment and such PRODUCT leaves the place of shipment by rail, at the point where the carrier accepts the shipment;
     (c) when the PLACE OF DELIVERY is the place of destination and such PRODUCT arrives at the place of destination by barge or ship or truck, at the point such barge, ship or truck is ready for unloading facilities designated by UCC for unloading;
     (d) when the PLACE OF DELIVERY is the place of destination and such PRODUCT arrives at the place of destination by rail, at the point where the shipment is delivered by the carrier to UCC.

SECTION  8.          QUANTITY  AND  QUALITY  DETERMINATION
     The quantity of PRODUCT delivered to SELLER shall be determined in accordance with the method specified in the BOX entitled "QUANTITY AND QUALITY DETERMINATION," or if a method is not specified, in accordance with customary industry procedures. The quality of PRODUCT delivered hereunder shall be determined in accordance with the method specified in the BOX entitled 'QUANTITY AND QUALITY DETERMINATION," or if a method is not so specified, by sampling and analysis in accordance with customary industry procedures. In the event and to the extent it is not specified in the BOX entitled "QUALITY AND QUALITY DETERMINATION" that the quantity and/or quality determination of PRODUCT delivered is to be made by an independent Party, such determination shall be made by SELLER in accordance with the applicable method or procedure provided for in this Section, and shall be final and binding with respect to such PRODUCT so delivered unless proven to be in error. Promptly following each delivery of PRODUCT hereunder, SELLER shall give a written report to UCC setting forth the quantity and quality determination of the PRODUCT so delivered. In the event it is specified in the BOX entitled "QUANTITY AND QUALITY DETERMINATION" that the quantity and/or quality determination of
PRODUCT delivered hereunder is to be made by an independent Party, SELLER shall make all necessary arrangements with such independent Party and shall require that such determination be made in accordance with the applicable method and procedures described above and that a written report of such quantity and/or determination shall be promptly given by such independent Party to each party hereto at the applicable address provided for in Section 15 of these GENERAL PROVISIONS. The quantity and/or quality determination of such Independent Party, as set forth in such report, shall be final and binding with respect to such PRODUCT so delivered, and the expense of hiring such independent Party shall be shared equally by the parties hereto, unless otherwise specified in said BOX. If an independent Party is specified, but not named, in said BOX, Seller shall select such Independent Party.

SECTION  9.          FORCE  MAJEURE
     Neither party shall be liable for its failure to perform hereunder due to any occurrence beyond its reasonable control, including but not limited to Seller's failure to perform as a result of its failure to produce, transport or deliver PRODUCT due to any such occurrence, or Buyer's failure to perform as a result of its failure to use or consume PRODUCT due to any such occurrence. The aforesaid occurrences shall include acts of God, fires, floods,l wars, sabotage, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations,l whether valid or invalid (including but not limited to priorities, requisitions, allocations,l and price adjustment restrictions), inability to obtain material, equipment or transportation,a nd any other similar or different occurrence. The failing party shall notify the other party thereof in writing as soon as its reasonably possible after the commencement of such occurrence, setting forth the full particulars in connection therewith, shall remedy such occurrence with all reasonable dispatch, and shall promptly give written notice to the other party of the cessation of such occurrence. Any delivery of PRODUCT omitted at the time or times required for such delivery hereunder due to either party's failure to perform its obligations hereunder due to any such occurrence shall be omitted from this Agreement and the DELIVERY PERIOD for such PRODUCT shall not be extended. If, due to any such occurrence, SELLER is unable to make any delivery or deliveries at the time or times required under this Agreement, SELLER shall have the right to allocate its available supply among its customers and its departments and divisions in a fair and equitable manner. In no event shall SELLER be obligated to purchase PRODUCT from others in order to enable it to deliver product to UCC hereunder.

SECTION  10.          WARRANTIES
     SELLER warrants that PRODUCT delivered by it hereunder meets the specifications for such PRODUCT hereunder and that such PRODUCT is adequately contained, packages and labeled and conforms to the promises and affirmations of fact made on the CONTAINER and label. NO WARRANTIES, INCLUDING BUT NOT LIMITED WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE SHALL BE IMPLIED.

SECTION  11.          CHANGES
     Should  SELLER  contemplate  as to PRODUCT any change in (i) formulation,
(ii) specifications or test methods, (iii) manufacturing or production methods or processes, and/or (iv) raw materials or their source, SELLER shall promptly notify UCC in writing prior to implementing any such change, setting forth sufficient information as to the nature of the change and SELLER'S assessment of (a) the impact of such change on PRODUCT, and (b) if known to SELLER, the impact of such change on the use or uses for PRODUCT. SELLER shall not implement such change with respect to PRODUCT to be delivered hereunder without UCC's prior written approval. Should SELLER proceed without such approval, UCC may suspend further purchases and terminate this Agreement as to such PRODUCT without prejudice to UCC's exercise of any other rights and remedies it may have against SELLER. SELLER shall indemnify and hold UCC, its successors and assigns, harmless from any and all claims, losses, liabilities, damages and expenses of every character whatsoever arising out of or in connection with any unapproved change affecting PRODUCT delivered hereunder.

SECTION  12.          PATENT  INDEMNITY
     Except as hereinafter limited, SELLER shall protect and indemnify UCC from and against any and all claims, damages, judgments, expenses and loss arising from infringement or alleged infringement of any patent of the United States by any of the PRODUCT delivered hereunder, and SELLER shall defend or settle, at its own expense, any suit or proceeding brought against UCC for such infringement; provided that SELLER is notified promptly in writing of the commencement of such suit or proceeding and is given authority, information and assistance by UCC for the defense or settlement thereof; and provide further that UCC shall not settle or compromise any such suit or proceeding without the prior written consent of SELLER. Furthermore, in the event that UCC should be enjoined in such suit or proceeding from suing any of the PRODUCT delivered hereunder. SELLER, at its option, shall promptly either (i) secure liability, (ii) replace said PRODUCT with noninfringing PRODUCT or modify same to become noninfringing, all at SELLER'S expense and to UCC's satisfaction, or (iii) remove said PRODUCT at SELLER'S expense and refund to UCC the amount paid to SELLER therefore. The provisions of this Section, however, shall not apply to the use of any of the PRODUCT delivered hereunder in combination with other materials or in the practice of any process, or to infringement by reason of such use.

SECTION  13.          CLAIMS
     Receipt by UCC of any PRODUCT delivered hereunder shall be an unqualified acceptance of,a nd a waiver by UCC of any and all claims with respect to, such PRODUCT, unless UCC gives SELLER written notice of claim within thirty (30) days after (a) the date of such PRODUCT arrives at the destination specified by UCC to SELLER in the shipping instructions for such PRODUCT; or (b) the earliest date on which the basis for such claim becomes reasonably discoverable by UCC, whichever date is the later. UCC assumes all risk and liability for the results obtained by the use in manufacturing processes of UCC or in combination with other substances or any product which is delivered to it hereunder and which meets the specifications of such PRODUCT contained in or referred to in this Agreement. In no event shall either party be liable for special , indirect or consequential damages.

SECTION  14.          FAIR  LABOR  STANDARDS  ACT
     SELLER agrees that all Product delivered by it hereunder will be produced in compliance with the Fair Labor Standards Act, as amended, and agrees to so certify on its invoices if so directed by a stamp placed on the face of this Agreement.

SECTION  15.          NOTICES
     Any notice, request, report, statement or other communication to be given in writing under this Agreement shall be deemed to have been given by either party to the other party:
     (a) upon the date of the mailing thereof to such other party by registered or certified mail, as shown on the Post Office receipt, at the applicable address set forth in the BOX entitled "COMMUNICATIONS ADDRESS" or at such other address as such other party may specify from time to time in writing;
     (b) if not so mailed by registered or certified mail, upon the date of the receipt thereof such other party.

SECTION  16.          MISCELLANEOUS
     No modification of, addition to, or waiver of any of the terms of this Agreement (a) shall be binding upon either party unless in writing and signed by an authorized representative of such party; or (b) shall be effected by the acknowledgement or acceptance of purchase order or other forms containing additional or different terms of conditions, whether or not signed by an authorized representative of such party. No waiver by either party of any breach by the other party of any of the terms of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different term of this Agreement. Any assignment of this Agreement by SELLER
without  the  written  consent  of  UCC  shall  be  void.    THE  VALIDITY,
INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF TEXAS, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW. The rights and remedies of the parties set forth in this Agreement shall not be exclusive and are in addition to all other rights and remedies of the parties hereto. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior understandings, negotiations and dealings between the parties hereto with respect to such subject matter. Neither course of performance, nor course of dealing, nor usage of trade shall be used to qualify, explain or supplement any of the terms of this Agreement.

                                                     UNION CARBIDE CORPORATION
                                                     AGREEMENT NO. 0515-007182
                                                                   -----------


                                    RIDER NO. 1
                              POLYMER GRADE PROPYLENE
                                   SPECIFICATION



 REQUIREMENTS                                 LIMITS                     METHOD
----------------------------  ---------------------------------------  -----------
1. Propylene                  98% by volume, min. Equivalent to 98%    1B-1C2-1.22
                              by weight, min.
2. Sulfur                     3 ppm by weight, max.                    1B-1C2-1.22
3. Total C4's                 1100 ppm by volume, max. Equivalent to   1B-1C2-1.22
                              1400 ppm by weight, max.
4. Methylacetylene (propyne)  200 ppm by volume, max. Equivalent to    1B-1C2-1.22
   and propadienc (allene)    190 ppm by weight, max.
5. Ethylene                   1000 ppm by volume, max. Equivalent to   1B-1C2-1.22
                              650 ppm by weight, max.



                        SUPPLEMENTAL QUALITY DESCRIPTIONS

      The Supplier guarantees that this product also meets the following, but analytical data is not required on the product quality report.

6. Acetylene                 60 ppm by volume, max. Equivalent to 40  1B-1C2-1.22
                             ppm by weight, max.
7. Chlorides                 10 ppm by weight, max.                   1B-1C2-1.22
8. Methane plus ethane plus  2% by volume, max. Equivalent to 2% by   1B-1C2-1.22
   propane                   weight, max.
9. Butadiene                 100 ppm by volume, max. Equivalent to    1B-1C2-1.22
                             130 ppm by weight, max.